Exhibit 99.1

FOR IMMEDIATE RELEASE

Cogent Contacts:
For Public Relations:	For Investor Relations:
Jocelyn Johnson	John Chang
+ 1 (202) 295-4299	+ 1 (202) 295-4212
jajohnson@cogentco.com	investor.relations@cogentco.com

Cogent Communications Announces

Definitive Agreement to Sell 10 Data Center Facilities

WASHINGTON, D.C., May 26, 2026 – Cogent Communications Holdings, Inc. (“Cogent”) (NASDAQ: CCOI) today announced that its indirect wholly owned subsidiary, Cogent Fiber, LLC, has entered into a definitive agreement to sell 10 data center facilities for an aggregate purchase price of $225 million in cash to a newly formed entity sponsored by I Squared Capital. The 10 facilities are located in Phoenix, AZ, Anaheim, CA, Burbank, CA, Stockton, CA, Atlanta, GA, Chicago, IL, Elkridge, MD, Kansas City, MO, Nashville, TN and Houston, TX.

The transaction is expected to close on the later of June 12, 2026 and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

About Cogent

Cogent (NASDAQ: CCOI) is a facilities-based provider of low cost, high speed Internet access and private network services to bandwidth intensive businesses. Cogent’s facilities-based, all-optical IP network provides services in 306 markets globally.

Cogent is headquartered at 2450 N Street, NW, Washington, D.C. 20037. For more information, visit www.cogentco.com. Cogent can be reached in the United States at (202) 295-4200 or via email at info@cogentco.com.

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Information in this release may involve expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements, including expectations regarding the sale of the data center facilities and closing of the transaction, involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Cogent Communications Holdings, Inc. as of the date of the release, and we assume no obligation to update any such forward-looking statement. The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations. Numerous factors could cause or contribute to such differences. Some of the factors and risks associated with our business are discussed in Cogent’s registration statements filed with the Securities and Exchange Commission (the “SEC”) and in its other reports filed from time to time with the SEC.

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